FORM 3
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


1. Name and Address of Reporting Person    2. Date of Event Re-  4. Issuer Name and Ticker or Trading Symbol
                                              quiring Statement
                                              (Month/Day/Year)


                                                 11/23/92               Finca Consulting, Inc.
=============================================================================================================



                                   3. IRS or Social Se-    5. Relationship of Reporting Person to Issuer     6. If Amendment, Date
 Roland   Schoeneberg                 curity Number of       (Check all applicable)                             Of Original
 (Last)    (First)     (Middle)       Reporting Person                                                          (Month/Day/Year)
                                       (Voluntary)            X  Director                   10%  Owner

Am Klausenberg 52
(Street)                                                      X  Officer   (give            Other (specify
                                                                             Title below)           below)
D-51109 Koln-Brucke, Germany               N/A                ___________________________________________________________________
(City)       (State)        (Zip                              Table 1 -
                                                              Non-Derivative
                                                              Securities Bene-
                                                              ficially Owned

==============================================================================

 1. Title of Security             2. Amount of Securities   3. Ownership        4. Nature of Indirect Beneficial
                                    Beneficially Owned         Form Direct         Ownership
                                    Instr. 4)                  (D) or Indirect     (Instr. 5)
                                                               (I) (Instr. 5)
   Common Stock                        57,500*                      (I)             Owner, along with Mr. Volker
                                                                                   Montag, of corporate
                                                                                   recordholder, Secure
                                                                                   Securities, Ltd.





===============================================================================
  Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
                           (Print or Type Responses)
form 3.rol

FORM 3 (continued)  Table II - Derivative Securities Beneficially Owned
                    (e.g. puts, calls, warrants,options,convertible securities)


1. Title of Derivative   2. Date Exer-      3. Title and Amount of Securities   4. Conver-  5. Owner-     6. Nature of Indirect
   Security (Instr. 4)      cisable and         UnderlyingDerivative Security      sion or      ship          Beneficial Ownership
                            Expiration         Instr. 4)                           Exercise     Form of       (Instr. 5)
                            Date                                                   Price of     Deri-
                            (Month/Day                                             Deri-        vative
                            Year)                                                  vative       Direct
                                                                                  Security     (D) or
                                    |                                                         indirect
                            Date    | Expira-  |   Title  |  Amount                            (Instr. 5)
                            Exer-   | tion     |          |   Number
                            cisable | Date     |          |    of
                                               |          |  Shares
                                               |          |
                                               |          |
                                               |          |

===============================================================================
Explanation of Responses: *Received the securities identified in Table 2 for services rendered.

                                                                   12/29/97
                                       s/Roland Schoeneberg           Date
                                       **Signature of Reporting Person
**Intentional misstatements or ommissions of facts constitute Federal Criminal
 Violations.
 See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


form3.rol